Talbots Appoints Philip H. Kowalczyk to Executive Vice President, Chief Administrative Officer

HINGHAM, Mass. — (BUSINESS WIRE) — Oct. 27, 2004 — The Talbots, Inc. (NYSE: TLB) is pleased to announce the appointment of Philip H. Kowalczyk, 44, to the new position of Executive Vice President, Chief Administrative Officer.

Mr. Kowalczyk previously was Managing Director of Kurt Salmon Associates, the global management consulting firm headquartered in Atlanta, GA, which he joined in 1987. As Managing Director, he was responsible for all consulting and operations for KSA in North America. Prior to KSA, Mr. Kowalczyk was with Federated Department Stores.

As Executive Vice President, Chief Administrative Officer for Talbots, Mr. Kowalczyk will be responsible for Talbots operations, direct marketing, strategic planning, international, information systems, and sourcing and manufacturing. He will report directly to Arnold Zetcher, Talbots Chairman, President and Chief Executive Officer.

Commented Mr. Zetcher, “The appointment of a third Executive Vice President is key in developing an appropriate corporate infrastructure to support Talbots continuing growth. As someone who has worked closely with Talbots senior management in a consulting capacity for the past nine years, Phil has an in-depth understanding of our business and our culture. He is widely respected in the retail industry for his expertise in retail growth strategies, global supply chain management and various merchandising issues. His knowledge of industry best practices and his proven capabilities in strategic planning, operations and merchandising management make him an outstanding addition to Talbots senior management team.”

“We are delighted to have someone of Phil’s caliber join our company and believe he will play an integral role in Talbots evolution in the coming years,” Mr. Zetcher concluded.

Talbots is a leading national specialty retailer and cataloger of women’s, children’s and men’s classic apparel, shoes and accessories. The Company operates 1,033 stores — 515 Talbots Misses stores, including 20 Talbots Misses stores in Canada and five Talbots Misses stores in the United Kingdom; 281 Talbots Petites stores, including three Talbots Petites stores in Canada; 40 Talbots Accessories & Shoes stores; 70 Talbots Kids stores; 91 Talbots Woman stores, including two Talbots Woman stores in Canada; 11 Talbots Mens stores; one Talbots Collection store; and 24 Talbots Outlet stores. Its catalog operation currently expects to circulate approximately 45 million catalogs worldwide in fiscal 2004. Talbots on-line shopping site is located at www.talbots.com.

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SOURCE: The Talbots, Inc.